                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              HANOVER DIRECT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

Preliminary Copy

                              HANOVER DIRECT, INC.
                             1500 HARBOR BOULEVARD
                          WEEHAWKEN, NEW JERSEY 07087
                                 (201) 863-7300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 6, 1999

DEAR SHAREHOLDERS:

     We will hold the 1999 Annual Meeting of Shareholders of Hanover Direct, Inc., a Delaware corporation (the "Company"), at the Hotel Intercontinental at 111 East 48th Street, New York, New York 10017 on Thursday, May 6, 1999 at 9:30 a.m., local time. The meeting's purpose is to:

     1. Elect 11 directors;

     2. Approve an amendment to the Company's Certificate of Incorporation that would increase the number of shares of all classes of stock which the Company would have authority to issue from 243,172,403 to 318,172,403 shares and the number of shares of Common Stock which the Company would have authority to issue from 225,000,000 to 300,000,000 shares;

     3. Ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 25, 1999; and

     4. Consider any other matters that are properly presented at the Annual Meeting and any adjournment.

     You may vote at the Annual Meeting if you were a Company shareholder of Common Stock or Series B Convertible Additional Preferred Stock at the close of business on April 7, 1999.

     Along with the attached Proxy Statement, we are also enclosing a copy of the Company's 1998 Annual Report to Shareholders, which includes our financial statements.

     All shareholders are cordially invited to attend. Whether or not you expect to attend the Annual Meeting, please vote, sign and mail the enclosed proxy as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose. Your proxy is being solicited by the Board of Directors.

     In accordance with Delaware corporate law, the Company will make available for examination by any shareholder entitled to vote at the Annual Meeting, for any purpose germane to the Annual Meeting, during ordinary business hours, for at least 10 days prior to the Annual Meeting, at the offices of Brown Raysman Millstein Felder & Steiner LLP, 120 West 45th Street, New York, New York 10036, a complete list of the shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order.

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                                          Monte E. Wetzler
                                               Secretary

April   , 1999

                              HANOVER DIRECT, INC.
                             1500 HARBOR BOULEVARD
                          WEEHAWKEN, NEW JERSEY 07087
                                 (201) 863-7300

                 PROXY STATEMENT FOR THE 1999 ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD ON MAY 6, 1999

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

ANNUAL MEETING:       May 6, 1999              Hotel Intercontinental
                      9:30 a.m., local time    111 East 48th Street
                                               New York, New York 10017

RECORD DATE:        Close of business on Wednesday, April 7, 1999. If you were a shareholder at that time of the Company's Common Stock or Series B Convertible Additional Preferred Stock ("Series B
                    Stock"), you may vote at the Annual Meeting. Each share of Common Stock is entitled to 1 vote and each share of Series
                    B Stock is entitled to 1.5 votes. All shares of Common Stock and Series B Stock will vote together on all issues at the meeting. On the record date, we had 210,827,854 shares of our Common Stock and 634,900 shares of our Series B Stock outstanding. As of April 7, 1999, Richemont Finance S.A., a
                    Luxembourg company ("Richemont"), owned 102,790,657 shares of Common Stock. Additionally, on June 1, 1998, Richemont entered into an agreement with a third party, whereby
                    Richemont was granted an irrevocable proxy to vote approximately 9.3 million shares of Common Stock currently held by the third party.

MAILING DATE:       On or about April   , 1999.

AGENDA:             1.  Elect 11 directors.

                    2. Approve an amendment to the Company's Certificate of Incorporation that would increase the number of shares of all classes of stock which the Company would have authority to issue from 243,172,403 to 318,172,403 shares and the number of shares of Common Stock which the Company would have authority to issue from 225,000,000 to 300,000,000 shares.

                    3. Ratify the selection of Arthur Andersen LLP as our independent auditors for the fiscal year ending December 25, 1999.

                    4.  Any other proper business.

VOTE REQUIRED:        Proposal 1:                   The 11 nominees for director who receive the
                      Elect 11 directors            most votes will be elected. So, if you do not
                                                    vote for a nominee, your vote will not count
                                                    either for or against the nominee.

                          Proposal 2:                     The affirmative vote of a majority of all outstanding
                          Approve Amendment to            Common Stock and Series B Stock is required to approve
                          Certificate of Incorporation    the amendment to the Certificate of Incorporation. So,
                                                          if you abstain from voting, it has the same effect as if
                                                          you voted against the proposal.
                          Proposal 3:                     The affirmative vote of a majority of the votes cast at
                          Ratify Selection of Auditors    the Annual Meeting, whether in person or by proxy, is
                                                          required to ratify the selection of the auditors. So, if
                                                          you abstain from voting, it has the same effect as if
                                                          you voted against the proposal.

BROKER NON-VOTES:   If your broker does not vote on any of the 3 proposals, it will have no effect on the votes with respect to any of the 3 proposals except Proposal 2.

PROXIES: Please vote; your vote is important. Prompt return of your proxy will help reduce the costs of resolicitation. Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies "FOR" the approval of the amendment to the Certificate of Incorporation, "FOR" the ratification of the appointment of the auditors, and "FOR" the Board's nominees for directors.

                    If any nominee cannot or will not serve as a director, your proxy will vote in accordance with his or her best judgment. At the time we began printing this proxy statement, we did not know of any matters that needed to be acted upon at the Annual Meeting other than those discussed in this proxy statement. However, if any additional matters are presented to the Annual Meeting for action, your proxy will vote in accordance with his or her best judgment.

PROXIES SOLICITED BY:
                    The Board of Directors.

REVOKING YOUR PROXY:You may revoke your proxy before it is voted at the meeting.
                    You may revoke it if you either:

                    - deliver a signed, written revocation letter, dated later than this proxy, to: Monte E. Wetzler, Secretary, at Hanover Direct, Inc., 1500 Harbor Boulevard, Weehawken, New Jersey 07087;

                    - deliver another signed proxy, dated later than this proxy, to Mr. Wetzler, Secretary, at the address above; or

                    - attend the Annual Meeting, inform Mr. Wetzler, Secretary, of your desire to vote in person or by another proxy, and then vote in person or by another proxy at the Annual Meeting. Please note that attending the Annual Meeting alone will not revoke your proxy.

COST OF SOLICITATION:
                    The Company will pay all costs, estimated at $25,000 in the aggregate, of soliciting these proxies. Although we are mailing these proxy materials, our directors, officers and employees may also solicit proxies by telephone, telegram, facsimile, mail or personal contact. Such persons will receive no additional compensation for such services, but the Company may reimburse them for reasonable out-of-pocket expenses. We will also furnish copies of solicitation materials to fiduciaries, custodians, nominees and brokerage houses for forwarding to beneficial owners of shares of Common Stock and Series B Stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses. American Stock Transfer & Trust Company, the Company's transfer agent, is assisting us in the solicitation of proxies in connection with the Annual Meeting for no additional fee.

YOUR COMMENTS:      Your comments about any aspects of our business are welcome.
                    You may use the space provided on the proxy card for this purpose, if desired. Although we may not respond on an individual basis, your comments help us to measure your satisfaction and we may benefit from your suggestions.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table shows salaries, bonuses, and long-term compensation paid during the last three years for the Chief Executive Officer and our four next highly compensated executive officers whose total annual salary and bonus exceeded $100,000.

                                                                              LONG TERM
                                                                             COMPENSATION
                                    ANNUAL COMPENSATION                      ------------
        NAME AND           FISCAL   --------------------    OTHER ANNUAL       OPTIONS         ALL OTHER
   PRINCIPAL POSITION       YEAR    SALARY($)   BONUS($)   COMPENSATION($)    AWARDED(#)    COMPENSATION($)
   ------------------      ------   ---------   --------   ---------------   ------------   ---------------
Rakesh K. Kaul(1)........   1998    $547,382    $123,106(2)    $ 57,749(7)       --            $ 17,324(12)
President and Chief         1997    $542,769    $577,037(2)    $ 68,094(7)       --            $  8,773(13)
Executive Officer           1996    $417,981    $599,188(2)    $199,313(7)    7,530,000(9)     $    314(14)
Larry J. Svoboda(1)......   1998    $316,560    $     --      $ 14,400(8)        --            $  3,569(15)
Senior Vice President       1997    $265,385    $ 53,400(3)    $147,811(8)       75,000(10)    $  1,848(16)
and Chief Financial         1996    $106,842    $110,288(3)    $ 48,425(8)      250,000(11)     --
Officer                                                                         200,000(10)
Edward J. O'Brien(1).....   1998    $165,867    $ 60,000(4)     --               --            $  7,686(17)
Senior Vice President,      1997    $164,016       --          --                --            $227,027(18)
Treasurer and Secretary     1996    $156,383    $  1,455(4)     --              100,000(10)    $ 10,484(19)
Michael Lutz.............   1998    $293,014    $ 19,887(5)     --              100,000(10)    $  4,823(20)
Executive Vice President    1997    $238,077    $147,013(5)     --               50,000(10)    $  1,428(21)
and Chief Operating         1996    $226,539    $  1,821(5)     --              150,000(10)    $  3,109(22)
Officer
Richard B. Hoffmann(1)...   1998    $226,437    $ 25,000(6)     --              250,000(10)    $    590(23)
Senior Vice President
and Chief Marketing
Officer

---------------
 (1) Rakesh K. Kaul was named President and Chief Executive Officer and elected to the Board of Directors on March 7, 1996. Larry J. Svoboda joined the Company on September 25, 1996. Richard B. Hoffmann joined the Company in March 1998. Edward J. O'Brien retired in December 1998.

 (2) Includes the following payments made by the Company on behalf of Mr. Kaul: for fiscal 1998, a $123,106 bonus representing the excess of the lesser of the option price of certain vested options over $1.03; for fiscal 1997, a $445,787 bonus to make a partial payment to the Company on a note receivable under his Tandem Option Agreement agreed to be paid to Mr. Kaul in connection with his hiring by the Company and a $131,250 1997 performance bonus paid in 1998; and for fiscal 1996, a $349,188 bonus representing a 20% down payment for the purchase of stock under the Tandem Option Agreement agreed to be paid to Mr. Kaul in connection with his hiring by the Company and a $250,000 1996 performance bonus paid in 1997.

 (3) Includes the following payments made by the Company on behalf of Mr.
     Svoboda: for fiscal 1997, a 1997 performance bonus paid in 1998; and for fiscal 1996, a $50,000 sign-on bonus, a $30,288 1996 bonus paid in 1997 and a $30,000 bonus representing a 20% down payment for the purchase of stock under the 1993 Executive Equity Incentive Plan.

 (4) Includes the following payments made by the Company on behalf of Mr.
     O'Brien: for fiscal 1998, $60,000 representing project completion bonuses; and for fiscal 1996, a $1,445 performance bonus.

 (5) Includes the following payments made by the Company on behalf of Mr. Lutz: for fiscal 1998, a $19,887 bonus representing prior year's performance bonuses for which payment was deferred until 1998; for fiscal 1997, a 1997 performance bonus paid in 1998 of $147,013; and for fiscal 1996, a $1,821 performance bonus.

 (6) Includes the following payments made by the Company on behalf of Mr.
     Hoffmann: for fiscal 1998, $25,000 representing a sign-on bonus.

 (7) Includes the following payments made by the Company on behalf of Mr. Kaul:
     $57,749 in car allowance and related benefits in 1998; $10,345 in relocation expenses and $57,749 in car allowance and related benefits in 1997; and $151,192 in relocation expenses and $48,121 in car allowance and related benefits in 1996.

 (8) Includes the following payments made by the Company on behalf of Mr.
     Svoboda: $14,400 in car allowance and related benefits in 1998; $133,411 in relocation expenses and $14,400 in car allowance and related benefits in 1997; and $44,825 in relocation expenses and $3,600 in car allowance in 1996.

 (9) Issued by the Company pursuant to the Tandem Option, the Closing Price Option and the Performance Year Option and by NAR Group Limited ("NAR"), an affiliate of Richemont, under the Six, Seven, Eight and Nine Year Stock Options, which options are described in the Severance and Employment Agreements section below.

(10) Issued by the Company pursuant to the Company's 1996 Stock Option Plan.

(11) Issued pursuant to the Company's 1993 Executive Equity Incentive Plan.

(12) Includes the following payments made by the Company on behalf of Mr. Kaul in 1998: $2,666 in matching contributions under the Company's 401(k) Savings Plan; $8,242 in long-term disability premiums; $6,376 in term life insurance premiums and $40 of accidental death insurance premiums.

(13) Includes the following payments made by the Company on behalf of Mr. Kaul in 1997: $8,241 in long-term disability premiums, $492 in term life insurance premiums and $40 of accidental death insurance premiums.

(14) Includes the following payments made by the Company on behalf of Mr. Kaul in 1996: $281 in term life insurance premiums and $33 of accidental death insurance premiums.

(15) Includes the following payments made by the Company on behalf of Mr. Svoboda in 1998: $2,666 in matching contributions under the Company's 401(k) Savings Plan; $110 in long-term disability premiums; $753 in term life insurance premiums and $40 of accidental death insurance premiums.

(16) Includes the following payments made by the Company on behalf of Mr. Svoboda in 1997: $1,206 in matching contributions under the Company's 401(k) Savings Plan, $110 in long-term disability premiums, $492 in term life insurance premiums and $40 of accidental death insurance premiums.

(17) Includes the following payments made by the Company on behalf of Mr. O'Brien in 1998: $2,666 in matching contributions under the Company's 401(k) Savings Plan, $3,919 in LTD premiums, $1,061 in term life insurance premiums and $40 of accidental death insurance premiums.

(18) Includes the following payments made by the Company on behalf of Mr. O'Brien in 1997: $2,640 in matching contributions under the Company's 401(k) Savings Plan, $69,708 in distributions due to the discontinuance of the Company's Supplemental Retirement Plan, $110 in long-term disability premiums, $4,529 in term life insurance premiums, $40 of accidental death insurance premiums and $150,000 in severance pay.

(19) Includes the following payments made by the Company on behalf of Mr. O'Brien in 1996: $2,475 in matching contributions under the Company's 401(k) Savings Plan, $3,334 in matching contributions under the Company's Supplemental Retirement Plan, $110 in long-term disability premiums, $4,525 in term life insurance premiums and $40 in accidental death insurance premiums.

(20) Includes the following payments made by the Company on behalf of Mr. Lutz in 1998: $3,722 in long-term disability premiums; $1,061 in term life insurance premiums and $40 of accidental death insurance premiums.

(21) Includes the following payments made by the Company on behalf of Mr. Lutz in 1997: $234 in matching contributions under the Company's 401(k) Savings Plan, $110 in long-term disability premiums, $1,044 in term life insurance premiums and $40 of accidental death insurance premiums.

(22) Includes the following payments made by the Company on behalf of Mr. Lutz in 1996: $2,500 in matching contributions under the Company's 401(k) Savings Plan, $576 in term life insurance premiums and $33 of accidental death insurance premiums.

(23) Includes the following payments made by the Company on behalf of Mr. Hoffman in 1998: $55 in long-term disability premiums; $515 in term life insurance premiums and $20 of accidental death insurance premiums.

STOCK OPTIONS

     The following table contains information concerning options granted to the Chief Executive Officer and our four next highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during fiscal 1998.

                          OPTION GRANTS IN FISCAL 1998

                                   NUMBER OF       PERCENT OF
                                     SHARES       TOTAL OPTIONS
                                   UNDERLYING      GRANTED TO                                 GRANT DATE
                                    OPTIONS       EMPLOYEES IN      EXERCISE    EXPIRATION     PRESENT
             NAME                  GRANTED($)    FISCAL YEAR (%)    PRICE($)       DATE        VALUE($)
             ----                  ----------    ---------------    --------    ----------    ----------
Rakesh K. Kaul.................       --            --                --           --            --
Larry J. Svoboda...............       --            --                --           --            --
Edward J. O'Brien..............       --            --                --           --            --
Michael Lutz...................     100,000            6.5%          $3.188       3/4/05       $155,700(a)
Richard B. Hoffmann............     250,000           16.1%          $3.188       3/4/05       $389,300(a)

---------------
(a) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1998: risk free interest rate of 5.75%, expected lives of 4 years, expected volatility of 55.77% and no expected dividends.

     No options were exercised by any of the named executives during fiscal 1998. The following table contains information concerning the fiscal 1998 year-end values of all options granted to the Chief Executive Officer and our four next highly compensated executive officers whose total annual salary and bonus exceeded $100,000:

                        FISCAL YEAR-END OPTION VALUES(1)

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                   OPTIONS AT                 IN-THE-MONEY OPTIONS
                                              FISCAL YEAR-END (#)            AT FISCAL YEAR-END (#)
                                          ----------------------------    ----------------------------
                 NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                 ----                     -----------    -------------    -----------    -------------
Rakesh K. Kaul........................     2,765,000       4,765,000      $1,923,225      $2,232,025
Larry J. Svoboda......................        96,250         428,750      $   65,569      $  303,631
Edward J. O'Brien.....................       102,498          37,502      $   68,356      $   25,006
Michael Lutz..........................       108,333         231,667      $   73,381      $  255,079
Richard B. Hoffmann ..................        --             250,000          --          $  389,275

---------------
(1) Options for Mr. Kaul represent options granted in 1996 by the Company under the Tandem Option, the Closing Price Option and the Performance Year Option, and by NAR under the Six, Seven, Eight and Nine Year Stock Options. 250,000 options for Mr. Svoboda, 40,000 options for Mr. O'Brien and 40,000 options for Mr. Lutz represent tandem options granted pursuant to the 1993 Executive Equity Incentive Plan. Under this plan, these options become exercisable after three years and expire after six years from the date of grant. 275,000 options for Mr. Svoboda, 100,000 options for Mr. O'Brien, 300,000 options for Mr. Lutz and 250,000 options for Mr. Hoffmann represent options granted pursuant to the 1996 Stock Option Plan. Under this plan, up to one-third of these options become exercisable one year after the date of grant and expire seven years from the date of grant.

SEVERANCE AND EMPLOYMENT AGREEMENTS

     The Company entered into an Executive Employment Agreement, dated as of March 7, 1996, with Rakesh K. Kaul, the President and Chief Executive Officer of the Company (the "Employment Agree-ment"). The Employment Agreement provides for an "at will" term commencing on March 7, 1996 at a base salary of $525,000 per year. The Employment Agreement also provides for Mr. Kaul's participation in the Short-Term Incentive Plan for Rakesh K. Kaul. That plan, which was approved by the shareholders at the June 20, 1996 shareholders meeting, provides for an annual bonus of between 0% and 125% of Mr. Kaul's base salary, depending on the attainment of various performance objectives as determined in accordance with the objective formula or standards to be adopted by the Compensation Committee as part of the performance goals for each such year. The Employment Agreement also provides for Mr. Kaul's participation in the Long-Term Incentive Plan for Rakesh K. Kaul. That plan provides for the purchase by Mr. Kaul of 1,510,000 shares of Common Stock of the, which was approved by the shareholders at the June 20, 1996 shareholders meeting, Company at their fair market value; an option expiring March 7, 2006 for the purchase of 3,020,000 shares of Common Stock (the "Tandem Option"); an option expiring March 7, 2006 to purchase 2,000,000 shares of Common Stock exercisable only upon satisfaction of the condition that the closing price of the Common Stock has attained an average of $4.50 per share during any period of 91 consecutive calendar days commencing after August 23, 1996 and ending on or before March 7, 2002 (the "Closing Price Option"); an option expiring March 7, 2006 to purchase an aggregate of 1,000,000 shares of Common Stock at their fair market value, subject to the attainment of certain objective performance goals to be set by the Compensation Committee (the "Performance Year Option"); and four options expiring March 7, 2002, and the first three anniversaries thereof, respectively, for the purchase of 250,000 shares of Common Stock each, granted by NAR (the "Six", "Seven," "Eight" and "Nine Year Stock Options"). The Employment Agreement also provides for the grant of registration rights under the Securities Act of 1933, as amended (the "Securities Act"), for shares of Common Stock owned by Mr. Kaul. Pursuant to the Employment Agreement, the Company agreed to make Mr. Kaul whole, on an after-tax basis, for any loss realized on the sale of his residence at the time he joined the Company. The Company also provides Mr. Kaul with an automobile allowance of $4,812 per month and related benefits. In the event that Mr. Kaul's employment is actually or constructively terminated by the Company other than for cause, he will be entitled for a 12-month period commencing on the date of his termination to (i) a continuation of his base salary, (ii) continued participation in the Company's medical, dental, life insurance and retirement plans offered to senior executives of the Company, and (iii) a bonus, payable in 12 equal monthly installments, equal to 100% of his base salary (at the rate in effect immediately prior to such termination). In addition, Mr. Kaul will be entitled to receive (i) to the extent not previously paid, the short-term bonus payable to Mr. Kaul for the year preceding the year of termination, and (ii) for the year in which Mr. Kaul's employment is terminated, an additional bonus equal to his annual base salary for such year, pro-rated to reflect the portion of such year during which Mr. Kaul is employed. Mr. Kaul's employment will be deemed to be constructively terminated by the Company in the event of a change in control (as defined in the Employment Agreement), the Company's bankruptcy, a material diminution of his responsibilities, or a relocation of the Company's headquarters outside the New York metropolitan area without his prior written consent. In the event that Mr. Kaul's employment terminates other than as a result of a termination by the Company, Mr. Kaul will not be entitled to any payment or bonus, other than any short-term bonus he is entitled to receive from the year prior to termination.

STOCK OPTION AND EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 26, 1998, the Stock Option and Executive Compensation Committee of the Board of Directors of the Company consisted of Elizabeth Valk Long (Chairman), Ralph Destino, Jan P. du Plessis, Alan G. Quasha and Howard M.S. Tanner. None of such persons was, during such fiscal year or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a Director of the Company. During the 1998 fiscal year, no executive officer of the Company served as a director or a member of the compensation committee of another entity, one of whose executive officers served as a Director or on the Compensation Committee of the Company. However, Mr. Quasha has an indirect material interest in Quadrant Management Inc. ("Quadrant") which renders management consulting, business advisory and investment banking services to the Company for an annual fee of $750,000 per year. Such fee was waived for the 1998 fiscal year and will be waived for the 1999 fiscal year. In addition, Mr. Quasha's wife serves as a consultant to the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Stock Option and Executive Compensation Committee (the "Compensation Committee"), currently consisting of five outside directors, has the responsibility, under delegated authority from the Company's Board of Directors, for developing, administering and monitoring the executive compensation policies of the Company and making recommendations to the Board with respect to these policies. The Board of Directors has accepted the Compensation Committee's recommendations for 1998 compensation.

  Executive Compensation Philosophy

     The Compensation Committee's executive compensation philosophy supports the Company's overall business strategy and has at its core a strong link between pay, performance and retention. The philosophy emphasizes recognition of achievement at both the Company and individual level. A significant portion of compensation delivered to executives to reflect such achievement is intended to be in the form of long-term incentives. This long-term focus emphasizes sustained performance and encourages retention of executive talent. In addition, executives are encouraged to hold a significant ownership stake in the Company so that their interests are closely aligned with those of the shareholders in terms of both risk and reward.

     The specific executive compensation plans are designed to support the executive compensation philosophy. Compensation of the Company's executives consists of three components which are discussed below: salary, annual incentive awards and long-term incentive awards. Base salary levels have been established in order to attract and retain key executives commensurate with their level of responsibility within the organization. Annual incentives closely link executive pay with performance in areas that are critical to the Company's short-term operating success. Long-term incentives motivate executives to make decisions that are in the best interests of the Company's owners and reward them for the creation of shareholder value. It is the intent of both the Company and the Compensation Committee that the components of the executive compensation program will support the Company's compensation philosophy, reinforce the Company's overall business strategy, and ultimately drive shareholder value creation.

  Base Salaries

     Individual salaries for executives of the Company are generally influenced by several equally weighted factors: the qualifications and experience of the executive, the executive's level of responsibility within the organization, pay levels at firms which compete with the Company for executive talent, individual performance, and the Company performance-related factors used to determine annual incentive awards. Mr. Kaul joined the Company effective March 7, 1996. Salary for Mr. Kaul was set pursuant to an employment agreement entered into by him with the Company in March 1996.

     The base salaries of the Company's executives are subject to periodic review and adjustment. Annual salary adjustments are made based on the factors described above.

  Annual Incentive Awards

     In addition to base salaries, each of the Company's executives and selected key managers participate in the Company's Incentive Compensation Plan. Currently, approximately 240 executives and key managers are eligible to participate in the annual incentive plan. Under this plan, each participant is assigned a target bonus, expressed as a percentage of his/her base salary, which is paid if all performance targets are fully met. It is the policy of the Compensation Committee to position target bonuses at competitive levels. Individual target bonuses are based on the person's responsibility level in the organization and the bonus award opportunity at the other organizations included in the performance chart. Target bonus levels range from 5% to 100% of salary. The target bonus for Mr. Kaul is 100% of salary while his maximum bonus is 125% of salary. Target bonus opportunities for Messrs. Svoboda, Lutz and Hoffmann are 50% of salary while maximum bonuses are 100% of salary.

     Participants are eligible to receive an annual bonus depending upon the extent to which certain goals are achieved. As in past years, performance goals for 1998 were based on Earnings Before Interest and Taxes (EBIT), cash flow and other customer satisfaction and performance-related goals including Inventory Fill, Inventory Turns, Returns and Order Cancellations. Goals are set at both the corporate and business unit levels depending on the participant's scope of responsibility thus encouraging teamwork amongst the Company's employees. The importance of each goal in determining a participant's bonus award also depends on his/her scope of responsibility. Actual bonus levels vary depending upon the degree of achievement in relationship to the performance goals.

     Payouts of awards have been determined based on the Company's performance during fiscal 1998. 100% of awards made under the bonus plan are currently paid in cash.

  Long-Term Incentive Awards

  1993 Executive Equity Plan

     The 1993 Executive Equity Incentive Plan terminated in accordance with its terms on December 31, 1996. Such plan provided executives and other key employees with incentives to maximize the long-term creation of shareholder value. The long-term incentive plan encouraged executives to acquire and retain a significant ownership stake in the Company. Under the plan, executives were given an opportunity to purchase shares of Common Stock with up to 80% of the purchase price financed with a full recourse Company loan. For each share of stock an employee purchased, he/she received an option to acquire two additional shares of Common Stock, to a maximum of 250,000 shares in the aggregate, which vest after three years and expire after six years. By creating this opportunity, the Company encouraged executives to own Common Stock thereby aligning executives' interests with those of the Shareholders. The number of shares offered for purchase to each executive and the corresponding number of tandem options increased with the executive's level of responsibility within the organization. Approximately eight executives who are currently employed by the Company are participating in the 1993 Executive Equity Incentive Plan.

  1996 Stock Option Plan

     The purpose of the 1996 Stock Option Plan is to provide employees of the Company and its subsidiaries with a larger personal and financial interest in the success of the Company through the grant of stock-based incentive compensation. Under the plan, employees may be granted options to purchase shares of Common Stock at the fair market value on the date of grant. The total options granted to an employee is one-half performance-based. The 1996 Stock Option Plan provides that options may be granted for terms of not more than after 10 years.

     All employees are eligible to participate in the 1996 Stock Option Plan. During 1998, approximately 1,550,000 options to purchase shares of Common Stock were granted to approximately 45 employees in accordance with the plan including options to purchase an aggregate of 350,000 shares granted to the executives named in the executive compensation table above.

  Chief Executive Officer Compensation

     The incentive elements of the compensation paid to Mr. Kaul during 1998 were determined on the same basis as that discussed above for all Named Executives. Mr. Kaul's 1998 base salary was $571,600 pursuant to an employment agreement entered into by him and the Company in March 1996; Mr. Kaul did not earn a bonus for his 1998 performance. However, Mr. Kaul received a bonus of $123,106 during 1998 with respect to certain stock options previously granted. In August 1996, Mr. Kaul purchased 1,510,000 shares of Common Stock pursuant to the Long-Term Incentive Plan for Rakesh K. Kaul and received two tandem options for each share purchased for a total of 3,020,000 options. In determining the terms of Mr. Kaul's compensation, the Compensation Committee noted the option agreements between NAR and Mr. Kaul.

  Nondeductible Compensation

     The Compensation Committee currently does not anticipate that payments of compensation in 1999 to the Named Executives which are subject to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "$1 Million Limit"), will exceed $1 million in 1999. Consequently, the Company expects its executive compensation program to be fully deductible.

                                          Respectfully Submitted,

                                          The Stock Option and Executive
                                          Compensation Committee

                                          Mr. Ralph Destino
                                          Ms. Elizabeth Valk Long (Chairperson)
                                          Mr. Jan P. du Plessis
                                          Mr. Alan G. Quasha
                                          Mr. Howard M.S. Tanner

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) the Standard & Poor's 500 Stock Index (which includes the Company) and (ii) peer issuers from the Company's line of business selected by the Company in good faith.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG HANOVER DIRECT, INC., THE S&P 500 STOCK INDEX AND A PEER GROUP [PERFORMANCE CHART]

                                                  HANOVER DIRECT, INC.             PEER GROUP                    S&P 500
                                                  --------------------             ----------                    -------
12/93                                                      100                         100                         100
12/94                                                       59                          64                         101
12/95                                                       26                          50                         139
12/96                                                       17                          63                         171
12/97                                                       68                          75                         229
12/98                                                       78                          87                         294

* Direct Marketing Peer Group consists of direct merchandising companies that market their products through alternative distribution channels, such as mail or television media; peer companies include Blair, Damark International, Fingerhut, Lands' End, Lillian Vernon, Spiegel and Williams Sonoma. Gander Mountain was deleted from the group in 1997 due to the discontinuance of its catalog operations and subsequent acquisition by Holiday Company.

NOTE: Assumes $100 invested on December 31, 1993 in the Company's Common Stock,
      S&P 500 Stock Index and the Direct Marketing Peer Group and that dividends of each are reinvested quarterly; December 1998 figures assume September 1998 shares outstanding for the Direct Marketing Peer Group given data availability.

DIRECTOR COMPENSATION

     Non-employee directors of the Company or its subsidiaries receive an annual cash fee of $15,000 plus $500 for each Board meeting and $250 for each committee meeting they attended. In addition, such directors were entitled to share equally 1% of any pre-tax profits of the Company. Messrs. du Plessis and Tanner waived all fees to which they were entitled. We do not compensate our employees or employees of our subsidiaries who serve as directors. During fiscal 1998, the Company provided $50,000 of term life insurance for each director. In addition, Robert Wright's company was paid an additional $25,000 for work regarding the Board's Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to a 1989 Nomination and Standstill Agreement, Theodore H. Kruttschnitt, J. David Hakman and Edmund R. Manwell agreed that if at any time Mr. Kruttschnitt ceases to own at least 2,262,000 shares of Common Stock (representing 83% of the shares owned by Mr. Kruttschnitt on the date of the Nomination and Standstill Agreement), at least one of them will resign as a Director; if at any time Mr. Kruttschnitt ceases to own at least 1,907,710 shares of Common Stock (representing 70% of the shares owned by Mr. Kruttschnitt on the date of the Nomination and Standstill Agreement), at least two of them will resign as Directors; and if at any time Mr. Kruttschnitt owns less than 5% of the outstanding shares of Common Stock, all of them will resign as Directors; except no Director shall be obligated to resign if such resignation would constitute a breach of the Director's fiduciary duties as a Director. Accordingly, since Mr. Kruttschnitt owns less than 5% of the outstanding Common Stock, none of such persons are standing for re-election pursuant to the terms of the Nomination and Standstill Agreement. However, Mr. Kruttschnitt and Hakman were nominated to stand for re-election by the Board of Directors.

     Since January 1993, pursuant to a consulting arrangement, Quadrant, an affiliate of NAR, renders management consulting, business advisory and investment banking services to the Company for an annual fee of $750,000 per year. Such $750,000 fee for the 1998 fiscal year was waived by Quadrant and will be waived for the 1999 fiscal year.

     In December 1996, the Company finalized its agreement (the "Reimbursement Agreement") with Richemont that provided the Company with up to approximately $28 million of letters of credit through Swiss Bank Corporation, New York Branch. The three letters of credit, which were to expire on February 18, 1998, carry an interest rate of 3.5% above the prime rate, payable to Swiss Bank Corporation quarterly on amounts drawn under the letters of credit. The Company also paid a facility fee equal to 5% of the principal amount of the letters of credit as well as all other fees incurred in connection with providing the facility. In the event that the Company has not paid in full, by the expiration date, any outstanding balances under the letters of credit, Richemont shall have the option, exercisable at any time prior to payment in full of all amounts outstanding under the letters of credit to convert such amount into Common Stock of the Company at the mean of the bid and ask prices of the Company's Common Stock on November 8, 1996, or the mean of the bid and ask prices of the Company's Common Stock on each of the thirty days immediately prior to the date of exercise of the conversion privilege. The Reimbursement Agreement is subordinate to the Company's Credit Facility with Congress Financial Corp.

     In November 1997, Richemont definitively agreed to extend its guarantee under the Reimbursement Agreement to March 30, 1999. As consideration for this transaction, the Company paid to Richemont a fee of 4% of the principal amount of each letter of credit, which fee aggregated $1,073,483.28. The extension required the approval of Congress and Swiss Bank which approvals were obtained in February 1998 and was subject to certain other conditions. On February 18, 1998, the extension of the Richemont guarantee and the closing of this transaction were consummated. Accordingly, the expiration dates of two of the letters of credit were extended through March 30, 1999, and the letters of credit were amended to reflect the assignment of all obligations thereon from Swiss Bank, New York Branch to Swiss Bank, Stamford Branch. A substitute letter of credit having an expiration date of March 30, 1999 was issued to replace the third letter of credit. On each of October 1, 1997 and October 1, 1998 the Company paid down approximately $1 million of the underlying debt thus reducing the principal amount of the letters of credit to $25.8 million.

     In the first quarter of 1999, Richemont agreed to extend its guarantee under the Reimbursement Agreement to March 31, 2000. As consideration for this transaction, the Company agreed to pay to Richemont a facility fee of 9.5% of the principal amount of each letter of credit. The extension required the approval of Congress and UBS AG (successor to Swiss Bank) which approvals were obtained in March 1999, and was subject to certain other conditions. In March 1999, the extension of the Richemont guarantee and the closing of this transaction were consummated. Accordingly, the expiration dates of the letters of credit were extended through March 31, 2000.

     On July 31, 1998, Richemont acquired 5,646,490 additional shares of Common Stock of the Company pursuant to the exercise of certain common stock purchase warrants with exercise prices ranging from $1.95 to $2.59 per share and an aggregate total exercise price of approximately $13.6 million. The Company used the proceeds of the warrant exercise to reduce the amounts outstanding under the Congress Credit Facility.

     Each of the Named Executives other than Rakesh K. Kaul and Richard D. Hoffmann purchased shares of Common Stock pursuant to the 1993 Executive Equity Incentive Plan. Pursuant to such plan, each such executive financed 80% of the purchase price of the shares he purchased with a full recourse Company loan due in 1999. These loans were outstanding at the end of fiscal 1998 and, as of March 31, 1999, were outstanding in the following amounts and with the following interest rates: Larry J. Svoboda, Senior Vice President and Chief Financial Officer, $120,000/6.64%; Edward J. O'Brien, former Senior Vice President, Treasurer and Secretary, $50,000/5.54%; and Michael Lutz, Executive Vice President and Chief Operating Officer, $44,000/6.83%. In addition, the Company agreed to pay Mr. Svoboda, on the due date of his loans due to the Company under the 1993 Executive Equity Incentive Plan, bonuses equal to the amount of the principal and interest, if any, due on such loans. On January 26, 1997, the due date of Mr. Svoboda's initial 20% loan under the 1993 Executive Equity Incentive Plan, the Company paid Mr. Svoboda his first such bonus in the amount of $30,000. On this same date, the Company loaned Mr. Svoboda $12,705.78 pursuant to a note, which bears interest at the rate of 7% per annum, due on September 26, 1999 to assist Mr. Svoboda with his tax liability resulting from the payment of such bonus. The Company has also agreed to reimburse Mr. Svoboda for the tax liability associated with the interest portion of the reimbursement bonus to be paid to Mr. Svoboda at the time his 80% loan under the 1993 Executive Equity Incentive Plan is due.

     On August 23, 1996, Mr. Kaul purchased 1,510,000 shares of Common Stock pursuant to the Long-Term Incentive Plan for Rakesh K. Kaul. Pursuant to such plan, Mr. Kaul financed 80% of the purchase price of such shares ($1,396,750) with a nonrecourse Company loan (the "Tandem Loan") originally due in four equal consecutive annual installments of $349,187.50, together with interest thereon. The Tandem Loan is secured by a pledge of such shares. In March 1998, the terms of the Tandem Loan were amended and restated to provide for payment due in two installments. The first installment of $349,187.50 was made by Mr. Kaul to the Company on August 23, 1997 and the balance of principal is due on August 23, 2000. The Tandem Loan, which bears interest at 6.84%, was outstanding at the end of fiscal 1997 and 1998 and, as of March 31, 1999, in the principal amount of $1,047,562. The Company has agreed to pay Mr. Kaul, on or before the due dates, a bonus equal to the amount of the principal and/or interest due on the Tandem Loan. The Company also paid Mr. Kaul a sign-on bonus equal to the amount of the purchase price of the shares required to be paid in cash. In addition, in connection with the amendment and restatement of the terms of the Tandem Loan in March 1998, a second note (the "Tax Note") was issued by Mr. Kaul to the Company in the amount of $211,729 to cover the tax consequences of the payment of the first installment on the Tandem Loan. The Tax Note bears interest at 6.84% and is due in full on August 23, 2000.

     Pursuant to the Employment Agreement between the Company and Mr. Kaul, the Company and NAR were obligated to pay Mr. Kaul, within 30 days after each date as of which any stock option granted under the Long-Term Plan for Rakesh K. Kaul vests with respect to all or a portion of the shares of Common Stock covered by such option, an additional cash amount equal to the number of shares of Common Stock with respect to which such option became vested on such vesting date multiplied by the excess of (i) the lesser of the option price of such option or the fair market value on such vesting date (equal to the closing price of the Common Stock on the American Stock Exchange) of a share of Common Stock, over
(ii) $1.03. Pursuant to such provision, the Company paid Mr. Kaul $123,106.25 in 1998 and NAR became obligated to pay an additional $47,659.38.

     During 1998, the Company advanced $72,412 to Rakesh K. Kaul for various relocation and temporary living expenses related to his employment with the Company pursuant to his Employment Agreement with the Company. Mr. Kaul intends to repay such amount in 1999.

     During 1998, the Company agreed with Michael Lutz to loan him $100,000 for relocation and temporary living expenses related to his promotion to Chief Operating Officer and move to corporate headquarters. Such loan will be forgivable if Mr. Lutz stays with the Company for five years from the date of such loan. The Company paid Mr. Lutz $4,555 in relocation costs in 1998 outside of this agreement.

     During 1998, the Company loaned Larry J. Svoboda $55,360 repayable with Mr. Svoboda's loan under the 1993 Executive Equity Incentive Plan.

     Diana Quasha, the wife of Alan Quasha, serves as a consultant to the Company with respect to the Gump's catalog and San Francisco store for a fee of $87,500 per annum.

     Either the Board, a committee of the Board, or the Shareholders have approved these relationships and transactions and, to the extent that such arrangements are available from non-affiliated parties, all relationships and transactions are on terms no less favorable to the Company than those available from non-affiliated parties.

             PRINCIPAL HOLDERS OF VOTING SECURITIES OF THE COMPANY

CERTAIN BENEFICIAL OWNERS

     The following table lists the beneficial owners known by management of at least 5% of the Company's Common Stock as of April 7, 1999. Information in the table is based on information furnished to us by such persons or groups and statements filed with the SEC.

                                  COMMON STOCK

                                                               SHARES OF      PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              COMMON STOCK     CLASS(1)
            ------------------------------------              ------------    ----------
Richemont Finance S.A.......................................  102,790,657(2)    48.76%
  35 Boulevard Prince Henri
  L 1724 Luxembourg
Regan Partners, L.P. and Basil P. Regan.....................   38,421,850(3)    18.22%
  6 East 43rd Street
  New York, New York 10017

---------------
(1) Percentages computed on the basis of 210,827,854 shares of Common Stock outstanding as of April 7, 1999.

(2) Information concerning the number of shares beneficially owned has been taken from Amendment No. 3 to the Statement on Schedule 13D filed by Richemont on August 6, 1998 with the Commission. Such figure does not include 1,510,000 shares of Common Stock owned by NAR Group Limited, of which Richmont is a shareholder,which could also be deemed to be beneficially owned by Richemont (which has shared power to vote and dispose of such shares). On June 1, 1998, Richemont entered into an agreement with a third party whereby Richemont was granted an irrevocable proxy to vote approximately 9.3 million shares of Common Stock currently held by the third party, representing an additional 4.4% of the Common Stock outstanding as of April 7, 1999. Richemont disclaims beneficial ownership of the shares owned by NAR and the shares subject to the proxy.

(3) Information concerning the number of shares beneficially owned has been taken from the Statement on Schedule 13G filed by Regan Partners L.P. and Basil P. Regan on January 21, 1999 with the Commission. The Schedule 13G indicates that Mr. Regan and Regan Partners L.P. have shared voting and dispositive power with respect to 33,928,900 shares of Common Stock and Mr. Regan has sole voting and dispositive power with respect to 4,492,950 shares of Common Stock.

                SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

MANAGEMENT OWNERSHIP

     The following table lists share ownership of the Common Stock as of April 7, 1999. The information includes beneficial ownership by each of our directors, nominees for director and executive officers and by all directors and officers as a group. Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                               SHARES OF      PERCENT OF
                                                              COMMON STOCK     CLASS(1)
                                                              ------------    ----------
Ralph Destino...............................................        5,000(3)       *
J. David Hakman(2)..........................................      274,392          *
Rakesh K. Kaul..............................................    3,897,500(4)     1.8%
S. Lee Kling................................................       37,750          *
Theodore H. Kruttschnitt(2).................................   10,074,000        4.8%
Elizabeth Valk Long.........................................       50,300(3)       *
Edmund R. Manwell(2)........................................       20,580          *
Shailesh J. Mehta...........................................        5,000          *
Jan P. du Plessis...........................................           --         --
Alan G. Quasha..............................................    1,946,098(5)       *
Howard M.S. Tanner..........................................      150,000(6)       *
Robert F. Wright............................................       98,050(7)       *
Larry J. Svoboda............................................      248,250(8)       *
Michael Lutz................................................      347,634(9)       *
Ralph Bulle.................................................      202,400(10)      *
Michael D. Contino..........................................       99,998(11)      *
Richard B. Hoffmann.........................................       83,333(12)      *
William C. Kingsford........................................       64,999(13)      *
Robert J. Vill..............................................           --         --
Directors and executive officers as a group (19 persons)....   17,605,284(14)    8.2%

---------------
  *  Less than 1%
 (1) Includes in each case shares of Common Stock issuable upon exercise of options or warrants exercisable within 60 days for the subject individual only. Percentages computed on the basis of 210,827,854 shares of Common Stock outstanding as of April 7, 1999.

 (2) Information concerning the number of shares beneficially owned has been taken from Amendment No. 13 to the Statement on Schedule 13D filed by Mr. Kruttschnitt on June 16, 1997 with the Commission. Such statement sets forth the number of shares beneficially owned by Mr. Kruttschnitt and, of such shares, the number as to which he holds sole voting power, shared voting power, sole dispositive power or shared dispositive power. The amended Schedule 13D also indicated that Mr. Kruttschnitt is a member of a group which includes Mr. Hakman, who beneficially owns 274,392 shares, and Mr. Manwell, who beneficially owns 20,580 shares.

 (3) Includes options to purchase 5,000 shares exercisable within 60 days.

 (4) Includes options to purchase 3,897,500 shares exercisable within 60 days.

 (5) Includes 1,510,000 shares owned by NAR Group Limited. All of the shares beneficially owned by NAR could also be deemed to be beneficially owned by Mr. Quasha, due to his shared investment and voting power in NAR.

 (6) Mr. Tanner is the 51% owner of a family holding company which owns 150,000 shares of Common Stock.

 (7) Includes options to purchase 20,000 shares exercisable within 60 days.

 (8) Includes options to purchase 96,250 shares exercisable within 60 days.

 (9) Includes options to purchase 181,666 shares exercisable within 60 days.

(10) Includes options to purchase 111,667 shares exercisable within 60 days.

(11) Includes options to purchase 99,998 shares exercisable within 60 days.

(12) Includes option to purchase 83,333 shares exercisable within 60 days.

(13) Includes options to purchase 49,166 shares exercisable within 60 days.

(14) Includes options to purchase shares exercisable within 60 days as set forth above.

     None of the Company's Directors or executive officers owns any shares of Series B Stock.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

GENERALLY

     The Board of Directors has voted to decrease its size from 12 to 11 members effective as of the date of the Annual Meeting. The Board has nominated 11 directors for election at the Annual Meeting. All of them but Mr.
                              is currently serving as one of our directors. If
you elect them, they will hold office until the next annual meeting or until their successors have been elected or until their earlier death, resignation, retirement, disqualification or removal as provided in the Company's Certificate of Incorporation and Bylaws.

NOMINEES:

RALPH DESTINO.............  Ralph Destino has been the Chairman of Cartier, Inc., a
  AGE 62                    luxury goods business, since 1985. From 1974 to 1985,
                              Mr.Destino served as President of Cartier (Far East) Ltd.
                              and Cartier, Inc. Cartier, Inc. is a subsidiary of
                              Compagnie Financiere Richemont, A.G.
                              ("Richemont -- Switzerland"), a Swiss public company
                              engaged in the tobacco, luxury goods and other businesses
                              and an affiliate of Richemont Mr. Destino was elected a
                              Director of the Company in October 1991.

J. DAVID HAKMAN...........  J. David Hakman has been the Chief Executive Officer of
  AGE 57                    Hakman Capital Corporation, Burlingame, California, an
                              investment and merchant banking firm, since 1980. Mr.
                              Hakman also serves as a director of Concord Camera Corp.,
                              a firm which manufactures and distributes cameras. Mr.
                              Hakman, a designee of Mr. Kruttschnitt, was appointed a
                              Director of the Company in May 1989 pursuant to the
                              Nomination and Standstill Agreement and was elected a
                              Director of the Company in October 1991.

RAKESH K. KAUL............  Rakesh K. Kaul has served as the Company's President and
  AGE 47                    Chief Executive Officer since March 7, 1996. Mr. Kaul served as Vice Chairman and Chief Operating Officer of Fingerhut
                              Companies, Inc., a multi-media direct marketing company,
                              from March 1995 to February 1996 and Executive Vice
                              President and Chief Administrative Officer of Fingerhut
                              from January 1992 until March 1995. Prior to 1992, Mr.
                              Kaul was the Senior Vice President of Strategy and Finance
                              and a director of Shaklee Corporation, a direct marketing
                              company. Mr. Kaul was elected a Director of the Company in
                              March 1996.

THEODORE H.                 Theodore H. Kruttschnitt has been the President of Limar
  KRUTTSCHNITT............  Realty Group, a real estate investment company, since
  AGE 56                      November 1992. In addition, he has been the owner of
                              California Innkeepers, Burlingame, California, an
                              owner/operator of hotels and motor hotels, since May 1970.
                              Mr. Kruttschnitt serves on the Board of Directors of
                              Cooper Development Company, a firm which invests in
                              personal care products businesses. Mr. Kruttschnitt was
                              appointed a Director of the Company in May 1989 pursuant
                              to the Nomination and Standstill Agreement and was elected a Director of the Company in October 1991.

SHAILESH J. MEHTA................  Shailesh J. Mehta has been Chief Executive Officer and a director of Providian
  AGE 49                             Financial Corporation (formerly known as Providian Bancorp, Inc.), a consumer lending financial services company, since 1988 and Chairman of the Board of
                                     Directors and President since 1997. He joined Providian in 1986 as Executive
                                     Vice President and Chief Operating Officer. Mr. Mehta was Chairman and Chief
                                     Executive Officer of Providian Direct Insurance, a direct marketer of life and health insurance, from 1993 to 1994 and President, Chief Operating
                                     Officer and a director of Providian Corporation, a shareholder-owned diversified financial services company and the former parent company of
                                     Providian Financial Corporation, from 1994 to 1997. Mr. Mehta serves on the
                                     U.S. Board of Directors of MasterCard International, Incorporated. Mr. Mehta
                                     was elected a Director of the Company in July 1997.
JAN P. DU PLESSIS................  Jan P. du Plessis has been Finance Director of Richemont-Switzerland and of
  AGE 45                             Richemont S.A. for the last five years, both of which are affiliates of
                                     Richemont. He is also a director of Vendome Luxury Group, S.A. Mr. du Plessis also served as Finance Director of The Rothmans International Group until
                                     October 1996. Mr. du Plessis was elected a Director of the Company in March
                                     1997.
ALAN G. QUASHA...................  Alan G. Quasha has been President of Quadrant, an indirect wholly-owned
  AGE 49                             subsidiary of NAR Group Limited which manages NAR's U.S. assets, since its formation in early 1988. From 1980 to September 1991, he was a partner in the
                                     New York City law firm of Quasha Wessely & Schneider. In addition to his directorship at the Company, Mr. Quasha serves as a director of NAR. Mr.
                                     Quasha is also a director of Richemont S.A., an affiliate of
                                     Richemont-Switzerland. Mr. Quasha was elected a Director of the Company and
                                     Chairman of the Board in October 1991.
HOWARD M. S. TANNER..............  Howard M. S. Tanner has been Executive Director of Richemont S.A., an affiliate
  AGE 54                             of Richemont, for the last five years. Mr. Tanner was elected a Director of the Company in March 1997.
ROBERT F. WRIGHT.................  Robert F. Wright has been the President of Robert F. Wright Associates, Inc.,
  AGE 73                             business consultants, since 1988. Prior thereto, he was a senior partner of the accounting firm Arthur Andersen & Co. Mr. Wright is a director of
                                     Reliance Standard Life Insurance Co., a life insurance company, and affiliates, Williams Real Estate Co., Inc., a real estate company, The
                                     Navigator Group, Inc., a property insurance company, Rose Technology Group
                                     Limited, an energy service company, Timberlands Management Group LLC, a manager of Western Timberlands, and Quadlogic Controls Corp., a company engaged in the production of electrical metering equipment. Mr. Wright also serves on the board of Deotexis Inc., a company commercializing control release patents. Mr. Wright was elected a Director of the Company in October
                                     1991.

            Two additional nominees will be added before the filing
                 and mailing of the definitive proxy statement

BOARD MEETINGS

     In 1998, the Board held 5 meetings in person or by conference telephone. Each incumbent director attended at least 75% of his or her Board Meetings and 75% of his or her committee meetings with the exception of Edmund R. Manwell and Jan P. du Plessis who attended 60% of all Board Meetings and Edward R. Manwell who attended 50% of all committee meetings of committees of which he was a member.

BOARD COMMITTEES

     The Board has standing Executive, Audit, Stock Option and Executive Compensation, Special, Nominating, and Transactions Committees.

  The Executive Committee

     - During 1998 and currently, Messrs. Tanner (Chairman), Kaul, du Plessis, Quasha and Wright were members.

     - The duties of the Executive Committee include:

       - recommending actions to the Board; and

       - acting on behalf of the Board on certain operating matters requiring Board approval when the Board is not in session.

     - The Executive Committee held 5 meetings in person or by conference call and took action by written consent on 1 occasion in 1998.

  The Audit Committee

     - During 1998 and currently, Messrs. Wright (Chairman), Hakman, Manwell, du Plessis and Tanner were members.

     - The duties of the Audit Committee include:

      - reviewing with the Company's independent public accountants the scope of their audit, the audited consolidated financial statements, and any accounting procedures or internal control comments contained in the independent public accountants' management letter, including corrective action taken by management;

      - annually reviewing and approving the adequacy and scope of the internal audit department's planned audit program;

      - reviewing the internal audit department's interim audit reports, including the evaluation of replies and corrective action being taken;

      - reviewing the adequacy of the internal accounting control systems of the Company and its subsidiaries; and

      - reviewing and approving management's recommendation for the appointment of outside independent public accountants prior to the submission of their nomination to the Board for approval and to the Shareholders for ratification.

     - The Audit Committee held 5 meetings in 1998 in person or by conference call.

     The Audit Committee is concerned with the accuracy and completeness of the Company's consolidated financial statements and matters which relate to them. However, the Audit Committee's role does not involve the professional evaluation of the quality of the audit conducted by the independent public accountants. While it is believed that the Audit Committee's activities are beneficial because they provide ongoing oversight on behalf of the full Board, they do not alter the traditional roles and responsibilities of the Company's management and independent public accountants with respect to the accounting and control functions and financial statement presentation.

  Stock Option and Executive Compensation Committee

     - During 1998 and currently, Ms. Long (Chairman) and Messrs. Destino, du Plessis, Quasha and Tanner were members.

     - The duties of the Stock Option and Executive Compensation Committee include:

      - reviewing and making recommendations for approval by the Board of remuneration arrangements for directors and members of management.

     - The Stock Option and Executive Compensation Committee held 5 meetings in 1998 in person or by conference call and took action by written consent on 1 occasion in 1998.

  Special Committee

     - During 1998 and currently, Ms. Long and Mr. Destino were members.

     - The Special Committee is a sub-committee of the Stock Option and Executive Compensation Committee and its duties include:

      - reviewing and making recommendations for approval by the Board concerning grants of stock options pursuant to the Company's stock option plans for the Company's employees.

     - The Special Committee held no meetings in 1998 in person or by conference call.

  Nominating Committee

     - During 1998 and currently, Messrs. Kaul (Chairman), Destino, Hakman, and Kruttschnitt were members.

     - The duties of the Nominating Committee include:

      - evaluating and recommending candidates for election to the Board.

     - The Nominating Committee held one meeting in 1998.

     - The Bylaws of the Company require advance notice of nominations for election to the Board, other than those made by the Board. Unless waived by the Board, a notice of nomination must be received by the Company at least 75 days before initiation of solicitation to the Shareholders for election in the event of an election other than at an annual meeting of Shareholders, and at least 75 days before the date that corresponds to the record date of the prior year's annual meeting of Shareholders in the event of an election at an annual meeting of Shareholders, and in all events must include certain required information. The Nominating Committee will consider nominees recommended by Shareholders in accordance with the Company's Bylaws.

  Transactions Committee

     - During 1998 and currently, Messrs. Kling (Chairman), Hakman, Mehta and Manwell were members.

     - The duties of the Transactions Committee include:

      - reviewing and, if necessary, retaining independent experts to review any and all transactions not in the ordinary course of business between the Company and directors, members of management or persons owning 10% or more of the Company's securities; and

      - reporting its findings to the Board as to the fairness, merits and potential conflicts of interest.

     - The Transactions Committee held one meeting in 1998 by conference call.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     We indemnify our executive officers and directors to the fullest extent permitted by applicable law against liabilities incurred as a result of their service to the Company and directors, in particular, against liabilities incurred as a result of their service as directors of other corporations when serving at the request of the Company. In addition, the Shareholders' Agreement, dated October 25, 1991, between the Company and NAR provides for indemnification, to the fullest extent permitted by law, of NAR's designees to the Board against, among other things, all liabilities and claims arising out of their service in any capacity for or on behalf of the Company. We have a directors and officers liability insurance policy, underwritten by Executive Risk Indemnity Company and Zurich American Insurance Company, in the aggregate amount of $30,000,000. As to reimbursements by the insurer of the Company's indemnification expenses, the policy has a $250,000 deductible for securities claims against the Company and a $150,000 deductible for all other indemnifiable losses. The policy term is from June 1, 1998 to June 1, 1999.

SECTION 16(a) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and beneficial owners of more than 10% of the Company's shares to file reports with the Securities and Exchange Commission ("Commission") and the American Stock Exchange. Based solely on a review of the reports and representations furnished to the Company during the last fiscal year by such persons, the Company believes that each of these persons is in compliance with all applicable filing requirements.

VOTE REQUIRED

     The 11 nominees for director who receive the most votes will be elected. The enclosed proxy allows you to vote for the election of all of the nominees listed, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees.

     If you do not vote for a nominee, your vote will not count either for or against the nominee. Also, if your broker does not vote on any of the nominees, it will have no effect on the election.

     The persons named in the enclosed proxy intend to vote FOR the election of all of the nominees. Each of the nominees currently serves as a director and has consented to be nominated. We do not foresee that any of the nominees will be unable or unwilling to serve, but if such a situation should arise your proxy will vote in accordance with his or her best judgment.

             THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION
                         OF THE NOMINEES FOR DIRECTOR.

                                   PROPOSAL 2

                     AMENDING CERTIFICATE OF INCORPORATION
GENERALLY

     The Board is submitting to you an amendment to the Company's Certificate of Incorporation that would increase the number of shares of all classes of stock which the Company would have authority to issue from 243,172,403 to 318,172,403 shares. All of the additional 75,000,000 shares would be allocated to the number of shares of Common Stock that the Company would have authority to issue. As of April 7, 1999, there were authorized 225,000,000 shares of Common Stock: the Company had 210,785,688 shares of Common Stock outstanding and 358,303 shares of Common Stock held in its treasury. The increase in authorized shares, and more particularly shares of Common Stock, is necessary to cover the issuance of shares upon the exercise of outstanding options and conversion of Series B Stock (referred to as Series B Preferred in the Restated Certificate of Incorporation). Options to purchase 1,550,000 shares have previously been granted and options to purchase 5,450,000 shares are currently available for grant. Approximately 634,900 shares of Series B Stock are outstanding which are currently convertible into approximately 952,352 shares of Common Stock. The additional shares of Common Stock not used for such purpose, together with the shares of Common Stock held in the Company's treasury, will be available for general corporate purposes, as determined by the Board, without (except as otherwise provided by law) further authority from you. The additional shares of Common Stock will have the same voting and other rights as the currently authorized Common Stock. Holders of shares of Common Stock presently have no preemptive rights and will have none in respect to the additional shares of Common Stock. If the amendment is approved by you, it will become effective as soon as it is filed with the Secretary of State of the State of Delaware, which would be sometime soon after the approval of the amendment. The Board believes that the amendment will benefit the Company and you and, thus, recommends approval of the amendment. As required by Delaware law to submit this amendment to you, the Board has already adopted a resolution declaring the advisability of the amendment.

TEXT OF THE AMENDMENT

     The amendment would amend the first paragraph of Article Fourth of the Company's Certificate of Incorporation. No other parts of the Certificate of Incorporation would be amended. After the amendment, the first paragraph of Article Fourth would read as follows (amended language is bolded for your convenience; such bolding, however, is not part of the amendment):

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 318,172,403 shares, of which 40,000 shares shall be class B 8% cumulative preferred stock, par value $.01 per share and stated value of $1,000 per share (the "Class B Preferred"), 861,900 shares shall be shares of 7.5% cumulative convertible preferred stock, par value $.01 per share and stated value of $20.00 per share (the "7.5% Preferred"), 5,000,000 shares shall be shares of additional preferred stock, par value $.01 per share (the "Additional Preferred Stock"), 300,000,000 shares shall be common stock, par value $.66 2/3 per share (the "Common Stock"), and 12,270,503 shares shall be shares of class B common stock, par value $.01 per share (the "Class B Common Stock").

VOTE REQUIRED

     The affirmative vote of a majority of all outstanding Common Stock and Series B Stock is required to approve the amendment to the Certificate of Incorporation.

             THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                                   PROPOSAL 3

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

GENERALLY

     We are asking you to ratify the Board's selection of Arthur Andersen LLP as the independent certified public accountants of the Company for the fiscal year ending December 25, 1999. Although the selection of auditors does not require ratification, we are submitting this proposal to you because the Board believes that this matter is of such significance as to warrant your participation. If you do not ratify the appointment, the Board, after review by the Audit Committee, will consider the appointment of other independent certified public accountants.

     Representatives of Arthur Andersen LLP will attend the Annual Meeting to answer your questions and to make a statement if they desire to do so.

VOTE REQUIRED

     The affirmative vote of a majority of the votes cast at the Annual Meeting, whether in person or by proxy, is required to ratify the selection of auditors.

           THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION AND APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE
        COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 25, 1999.

               SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     If you wish to submit proposals to be presented at the 2000 Annual Meeting of Shareholders of the Company, they must be received by the Company no later
than December   , 1999 for them to be included in the Company's proxy material for that meeting. If the Company does not receive notice of any matter that is to come before the shareholders at the 2000 Annual Meeting of Shareholders on or
before February   , 1999, which corresponds to forty-five days before the date on which the Company first mailed this proxy statement, the proxy for the 2000 Annual Meeting of Shareholders may, pursuant to Rule 14a-4[c] of the Proxy Rules under the Securities Exchange Act of 1934, confer discretionary authority to vote on the matters presented.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented to the Annual Meeting for action, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such matters in accordance with their own judgment.

     YOU MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 26, 1998 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE (EXCEPT FOR EXHIBITS TO SUCH ANNUAL REPORT, WHICH WILL BE FURNISHED UPON PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS) BY WRITING TO: PUBLIC RELATIONS, HANOVER DIRECT, INC., 1500 HARBOR BOULEVARD, WEEHAWKEN, NEW JERSEY 07087.

                                          By Order of the Board of Directors

                                          MONTE E. WETZLER
                                          Secretary

Dated: April   , 1999

             PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND
                  RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                              HANOVER DIRECT, INC.
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 6, 1999
       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Larry J. Svoboda and Robert J. Vill, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Series B Convertible Additional Preferred Stock of Hanover Direct, Inc., a Delaware corporation ("Hanover"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Hanover to be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Thursday, May 6, 1999, at 9:30 a.m. (local time), or at any adjournment thereof, with all the powers the undersigned would have if personally present, on the following matters:

             IMPORTANT: SIGNATURE AND DATE REQUIRED ON REVERSE SIDE

              - Please Detach and Mail in the Envelope Provided -

[X] Please mark your
    votes as in this
    example.

FOR all nominees as          WITHHOLD        Nominees: Ralph Destino
listed at the right         AUTHORITY                  J. David Hakman
(except as marked   is vote for all nominees           Rakesh K. Kaul
to the contrary)        listed at right                S. Lee Kling
     [ ]                       [ ]                     Theodore H. Kruttschnitt
                                                       Shailesh J. Mehta
ELECTION                                               Jan P. du Plessis
OF                                                     Alan G. Quasha
DIRECTORS                                              Howard M.S. Tanner
                                                       Robert F. Wright
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in space provided below.)

________________________________


                                                          FOR   AGAINST  ABSTAIN

2. Approval of an amendment to the Company's certificate   [ ]     [ ]      [ ]
   of incorporation to increase the authorized stock to 318,172,403 shares and the authorized common stock to 300,000,000 shares.

3. Ratification and approval of the appointment by the     [ ]     [ ]      [ ]
   Board of Directors of the Company of Arthur Andersen
   LLP as the Company's independent auditors for the fiscal year ending December 25, 1999.

4. In their discretion, the above named proxies are authorized to vote in accordance with their own judgment upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement and hereby revokes any Proxy or Proxies heretofore given. You may strike out the persons name as proxies and designate a person of your choice, and may send this Proxy directly to such person.

SIGNATURE(S): __________________ ___________________________ DATED _______, 1999
                                 (Signature of held jointly)

Note: Please complete, date and sign exactly as name appears hereon. When signing as attorney, administrator, executor, guardian, trustee or corporate official, please add your title. If shares are held jointly, each holder should sign.